Exhibit 10.18

Restricted Stock Agreement for

Outside Directors under

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

THIS AGREEMENT, entered into as of the Grant Date (as defined in paragraph 1), by and between the Director and Assured Guaranty Ltd. (the “Company”):

WITNESSETH THAT:

WHEREAS, the Company maintains the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended and restated as of May 7, 2009, and as further amended thereafter from time to time (the “Plan”), and the Director has been selected by the committee administering the Plan (the “Committee”) to receive a Restricted Stock Award under the Plan; and

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Director, as follows:

1.  Terms of Award.  The following words and phrases used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)                                  The “Director” is                              .

(b)                                 The “Grant Date” is                                                                            .

(c)                                  The number of “Covered Shares” shall be                      shares of Stock.

Other words and phrases used in this Agreement are defined pursuant to paragraph 15 or elsewhere in this Agreement.

2.  Restricted Stock Award.  This Agreement specifies the terms of the “Restricted Stock Award” granted to the Director.

3.  Restricted Period.  Subject to the limitations of this Agreement, the “Restricted Period” for the Covered Shares of the Restricted Stock Award shall begin on the Grant Date and end on the day immediately prior to the next annual shareholders meeting during which elections for directors are held following the Grant Date.

The Restricted Period shall end prior to the date specified above to the extent set forth below:

(a)           The Restricted Period shall end on the date the Director ceases to be a director of the Company (and is not otherwise employed by the Company or its Subsidiaries), if the Director ceases to be a director by reason of his Disability or death.  The Director shall be considered to have a “Disability” if the Nominating and Governance Committee of the Board of Directors determines that he is unable to serve as a Director as a result of a medically determinable physical or mental impairment.

(b)           The Restricted Period shall end upon a Change in Control (as defined in the Plan), provided that such Change in Control occurs on or before the date the Director ceases to be a director of the Company.

4.  Transfer and Forfeiture of Shares.  If the Restricted Period with respect to the Covered Shares ends on or before the date the Director ceases to be a director of the Company, then at the end of such Restricted Period, the Covered Shares shall be transferred to the Director free of all restrictions.  If the Restricted Period with respect to the Covered Shares does not end on or before the date the Director ceases to be a director of the Company, then as of the date the Director ceases to be a director of the Company, the Director shall forfeit all Covered Shares.

5.  Transferability.  Except as otherwise provided by the Committee, the Restricted Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period.

6.  Dividends.  The Director shall be entitled to receive any dividends paid with respect to the Covered Shares that become payable during the Restricted Period.  Any dividends shall be payable to the Director in cash.  The Director shall not be prevented from receiving dividends and distributions paid on the Covered Shares of Restricted Stock merely because those shares are subject to the restrictions imposed by this Agreement and the Plan; provided, however that no dividends or distributions shall be payable to or for the benefit of the Director with respect to record dates for such dividends or distributions for any Covered Shares occurring on or after the date, if any, on which the Director has forfeited those shares.

7.  Voting.  The Director shall be entitled to vote the Covered Shares during the Restricted Period to the same extent as would have been applicable to the Director if the Director was then vested in the shares; provided, however, that the Director shall not be entitled to vote Covered Shares with respect to record dates for any Covered Shares occurring on or after the date, if any, on which the Director has forfeited those shares.

8.  Registration of Restricted Stock Award.  Each certificate issued in respect of the Covered Shares awarded under this Agreement shall be registered in the name of the Director.

9.  Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any benefits deliverable to the Director under this Agreement have not been delivered at the time of the Director’s death, such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Director in a writing filed with the Committee in such form and at such time as the Committee shall require.  If a deceased Director fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Director, any rights that would have been exercisable by the Director and any benefits distributable to the Director shall be distributed to the legal representative of the estate of the Director.  If a deceased Director designates a beneficiary and the Designated Beneficiary survives the Director but dies before the complete distribution of benefits to the Designated

Beneficiary under this Agreement, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

10.  Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding on all persons.

11.  Plan Governs.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Director from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

12.  Notices.  Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail.  Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt.  Notices shall be directed, if to the Director, at the Director’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

13.  Fractional Shares.  In lieu of issuing a fraction of a share, resulting from an adjustment of the Restricted Stock Award pursuant to the Plan or otherwise, the Company will be entitled to pay to the Director an amount equal to the fair market value of such fractional share.

14.  Amendment.  This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Director and the Company without the consent of any other person.

15.  Plan Definitions.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

IN WITNESS WHEREOF, the Director has executed the Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Assured Guaranty Ltd.

By:	James Michener
Its:	General Counsel

Director:

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